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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is hereby made and entered into as of the 20th day of May, 2003, by and between DIRECT GENERAL CORPORATION, a Tennessee corporation ("Company") and KENNETH A. COLLOM, a natural person residing in the state of Utah ("Employee"). Company and Employee are entering into this Agreement in order to set forth, in definitive written form, their respective rights and obligations in what each of them intends to be a long-term, mutually beneficial and amicable employment relationship. Consideration for this Agreement consists of the employment of Employee, and the agreements and undertakings herein made by the parties. The sufficiency, adequacy and receipt of said consideration are by execution hereof acknowledged by Company and by Employee, each of which enters into this Agreement with the intention of being bound hereby and agrees as follows:

      1. EMPLOYMENT. Company hereby employs Employee as Executive Vice President of Direct General Consumer Products, Inc. ("DGCP"), a wholly owned subsidiary of Company, and Employee hereby accepts such employment.

      2. TERM. Unless terminated pursuant to paragraph 13, Employee's term of employment as Executive Vice President of DGCP on the terms hereinafter set forth shall be for a period of three (3) years beginning on July 1, 2003.

      3. EXCLUSIVITY. Employee shall devote all of his time during reasonable business hours to performance of his duties under this Agreement. Nothing herein shall restrict Employee, with the Company's prior written consent (which the Company shall not unreasonably withhold, it being the belief of the parties that Employee's service on a reasonable number of such boards furthers his interests and the Company's interests) from service on charitable or civic organization boards of directors. It is further understood that employee may be elected to serve as an officer or director by appropriate corporate action of the Company or any one or more of the Company's affiliates and, if elected, will so serve without additional salary or other compensation.

      4. DUTIES AND RESPONSIBILITIES. Employee will render services customarily performed by and consistent with the title of Executive Vice President. Employee's duties and responsibilities will include (but not by way of limitation) those set forth on Exhibit "A" to this Agreement and he shall use his good faith and diligent efforts to perform such duties and responsibilities set forth on Exhibit "A" hereto and such other duties and responsibilities as the Board of Directors or Chief Executive Officer shall prescribe. As used throughout this Agreement, the terms "Board of Directors" or "Board" and the terms "Chief Executive Officer" or "CEO" shall mean the Board or CEO of DGCP or, so long as acting in a manner that is consistent with the best interests of DGCP, such terms may also mean the Board or CEO of Company.

      5. ANNUAL BASE SALARY. During the term of Employee's employment hereunder, DGCP or an affiliate of DGCP will pay Employee a base salary of One Hundred and Seventy-Five Thousand Dollars ($175,000.00) per year, payable as nearly as practical in equal installments and with the frequency then used by the Company in paying its and its affiliates' other full-time employees. The Board of Directors or the Compensation Committee of the Board of Directors of the Company shall annually review such base salary and may increase or decrease such annual base salary, but shall not decrease it to less than $175,000.00. It is intended by the parties that base salary and other compensation herein provided shall compensate Employee for all services rendered as Executive Vice President of DGCP and any other position he may serve as director or officer of the Company and its affiliates.

      6. RELOCATION EXPENSES. Company shall pay up to Twenty-Five Thousand Dollars ($25,000.00) (less any applicable federal or state withholding, FICA or Medicare tax deductions and other applicable employment related deductions) to Employee as reimbursement for "Loss", if any, sustained as a consequence of the sale of Employee's Utah home located at 1649 Harvey Road, Fruit Heights, Utah 84037 ("Utah Home"). "Loss" (if any) as used herein shall be computed as follows: the ultimate selling price for which Employee and his spouse sell said property, less: 1) the original purchase price paid to purchase the Utah Home by Employee and his spouse (if applicable); and 2) real estate agent commissions actually paid by Employee upon the ultimate sale of said property. If Employee realizes a gain on the sale of said property based on this computation then no sums shall be due and owing for "Loss" pursuant to this paragraph 6.

      Additionally, Company agrees to pay up to twenty seven hundred ($2,700) dollars toward employee's monthly mortgage payment on the home Employee purchases in the metropolitan area of Nashville for up to twelve months (12) or until Employee sells his Utah Home, whichever occurs first. Employee agrees to reimburse Company in full for all of said mortgage payments paid by Company immediately upon the sale of Employee's Utah Home.

      Finally, Company agrees to pay up to fifteen thousand dollars ($15,000) in moving expenses to relocate Employee to the metropolitan area of Nashville, Tennessee. Moving expenses are limited to the packing and shipping of Employee's household goods and furnishings located in his Utah Home to the metropolitan area of Nashville, Tennessee.

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      7. STOCK OPTIONS. Subject to the discretion and approval of the Board of
Directors of the Company or the Compensation Committee of said Board (referred to in this Agreement as the "Compensation Committee"), upon an initial public offering of the common stock of the Company ("IPO") during the term of Employee's employment hereunder, the Company will grant to Employee Incentive Stock Options ("ISOs") for the purchase of Two Thousand and Five Hundred (2,500) shares of common stock of the Company. The per share exercise price for said ISOs shall be equal to the initial offering price per share at the time of the IPO. The vesting schedule and other terms of said ISOs shall be determined by the Company's Board of Directors or the Compensation Committee, and shall be determined in accordance with the terms of the Company's recently adopted 2003 Equity Incentive Plan.

      8. EMPLOYEE AND FRINGE BENEFITS. During the term of this Agreement, Company or an affiliate shall:

            (a) Provide Employee the opportunity to participate in the same medical, health, hospitalization and other insurance coverage and retirement plans in which Company or its affiliates provide to their other full-time employees the opportunity to participate;

            (b) allow Employee to take Paid Time Off (which includes vacation days) in the same manner as is provided for other senior officers of the Company and its affiliates;

            (c) reimburse Employee for reasonable out-of-pocket expenses he incurs on behalf of himself, DGCP or the Company in connection with his performance of his duties and responsibilities of his employment under this Agreement, subject to the applicable reimbursement policy in effect at the time; and

            (d) provide Employee with a Company vehicle in the same manner as is provided for other senior officers of the Company or its affiliates.

      9. INCENTIVE COMPENSATION.

      (a) First Year. The Board of Directors or the Compensation Committee shall, during Employee's first year of employment as Executive Vice President of DGCP as hereunder set forth, no later than the last day of each of the months of October and March, pay Employee Twenty-Five Thousand Dollars ($25,000.00) (said sum shall be subject to the usual and customary federal and state withholding, FICA and Medicare tax deductions, and other applicable employment related deductions) as an executive bonus compensation.

      (b) Annually. After such first year of employment, the Board of Directors or the Compensation Committee shall, annually consider, but not be obligated to pay, an incentive payment to Employee to be paid in one lump sum, payable promptly after action by the Board or Compensation Committee and subject to a maximum of fifty percent (50%) of Employee's base annual salary. In framing its decision on the amount of incentive compensation to be paid to Employee, if any, the Board or Compensation Committee shall take into account Employee's performance of the duties and responsibilities listed on Exhibit "A" hereto, his contribution toward the attainment of the Company's or DGCP's objectives as may be determined from time to time by the Board of Directors or Chief Executive Officer, which objectives may be established in connection with any executive cash bonus plan adopted by the Board of Directors or Compensation Committee under the 2003 Equity Incentive Plan or otherwise, and the Company's profitability. No incentive compensation shall become payable hereunder until and unless the Board of Directors or the Compensation Committee shall award it.

      10. USE OF EMPLOYEE'S NAME, ETC. Employee hereby grants the Company and its affiliates the right during the term of this Agreement to make use of, and to permit others to make use of the, Employee's name, pictures, photographs, and other likenesses, and voice, in connection with the advertising, publicity and exploitation of any Company or affiliate's products, or in connection with the use or implementation of any of the Employee's services hereunder or the proceeds thereof. The right to use any of the foregoing shall continue as a non-exclusive and non-compensable right for one (1) year after termination of Employee's employment with Company by Employee's resignation or termination of such employment by Company for cause, and for six (6) months following termination of Employee's employment by the Company without cause; provided, however, in such event, Company shall not, directly or indirectly, represent Employee as endorsing any product or service without the Employee's written consent, which shall not be unreasonably withheld.

      11. INSURANCE. Employee shall cooperate with the Company if it applies for, in its own name or otherwise, but at its expense, keyman life, health, accident or other insurance covering Employee, and acknowledges that the Company may do so for any amount that it deems desirable. Unless otherwise agreed, Employee and his family will have no right, title or interest in or to such insurance. Employee shall, if requested, assist the Company in procuring such insurance by submitting from time to time to the

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customary medical, physical and other examinations, and by signing such applications, statements and other instruments as insurer may require.

      12. RECORDS. Upon termination of this Agreement, Employee shall not be entitled to keep or preserve any record, document or other instrument of Company, or any copy thereof, or any other property owned or leased by Company or any affiliate and shall return all such property to the Company.

      13. TERMINATION.

      (a) For Cause. Company may terminate employment of Employee "for cause" upon the occurrence of any of the following:

            (i) Employee's refusal to perform, or failure to perform, in a normal business manner those duties assigned to him by the Board of Directors or by the Chief Executive Officer;

            (ii) Employee's failure or refusal to obey and comply with the instructions, rules and regulations of Company or any affiliate as promulgated in good faith by the Chief Executive Officer or Board of Directors respecting the operations of Company or any affiliate; or

            (iii) Employee's engaging in any unlawful conduct in connection with his duties of employment with Company or any affiliate, or any acts of dishonesty in connection therewith, conviction of a felony, or of a misdemeanor involving moral turpitude.

      If Employee's employment terminates "for cause" as described above then this Agreement shall terminate and Employee shall receive base compensation accrued through the date of termination.

      (b) Death or Disability. This Agreement shall terminate without other or further liability of any party hereto upon the death or permanent disability of Employee. As herein used, the term "permanent disability" shall mean physical or mental impairment of Employee to such an extent that he is thereby unable to perform his normal duties and obligations under this Agreement for a period of one hundred and twenty (120) cumulative days during any twelve (12) month period.

      (c) Resignation. This Agreement shall terminate upon Employee's voluntary resignation without other or further liability of any party hereto, except for and to the extent that specific provisions hereof contemplate their survival following termination.

      (d) Without Just Cause. In addition to the foregoing, Company may terminate employment of Employee at any time "without just cause". Termination "without just cause" means termination of Employee's employment by Company that is initiated by Company and is not for one of the above-enumerated reasons. If, during the first twenty nine (29) months of the term of employment hereunder, Employee is terminated "without just cause", then he shall receive a lump sum severance payment of one hundred thousand dollars ($100,000), less the usual and customary applicable federal and state withholding, FICA and Medicare tax deductions, and other applicable employment related deductions. If termination "without just cause" occurs thereafter Employee shall receive continuation of his base salary for the then remainder of the Agreement's term or $100,000 (less the usual and customary applicable withholding, FICA and Medicare tax deductions, and other applicable employment related deductions), whichever is less.

      (e) Effect of Termination on Employee or Fringe Benefits. Upon termination of this Agreement for any reason, the Company's obligation to provide any employee or fringe benefits provided for herein shall cease, although Employee shall retain any rights provided for in any employee benefit plan document, which includes, but is not limited to, accrued Paid Time Off, if any.

      14. INVENTIONS AND CREATIONS. Employee agrees that all inventions, discoveries, improvements, ideas and other contributions (herein called collectively "Inventions") whether or not patented or patentable, copyrighted or copyrightable, or otherwise protectable in law, which are conceived, made, developed or acquired by Employee, either individually or jointly, during his employment with the Company or any affiliate and which relate in any manner to the business of the Company or any affiliate, shall belong to the Company or appropriate affiliate, and by execution hereof Employee assigns and transfers to the Company his entire right, title and interest in the Inventions.

      15. REMEDIES. Employee acknowledges that legal remedies for the breach of this Agreement would be inadequate and that in addition to other remedies provided by law or equity, upon a breach by Employee of any of the covenants contained in this Agreement, the Company or appropriate affiliate shall be entitled to an injunction against Employee prohibiting any further breach of this Agreement.

      16. AMENDMENT AND ASSIGNMENT. This Agreement may be amended only by a writing signed by both parties hereto. This Agreement, and the rights, duties and obligations shall not be assignable by Employee because the services to be rendered hereunder are unique and personal. There is no prohibition on assignment by Company to one of its affiliates, and its rights, duties and obligations hereunder shall be binding upon, and inure to the benefit of, Company and its successors and assigns.

      17. CONFIDENTIAL INFORMATION. Effective the date of Employee's employment hereunder, Employee has entered into that certain Confidentiality Agreement of even date herewith and shall comply with said Confidentiality Agreement in accordance with its terms as related to its subject matter.

      18. NONCOMPETITION. Employee acknowledges that he has specialized knowledge and experience in the Company's or its affiliates' business, that his reputation and contacts within the industry are considered to be of great value to the Company, and that if his knowledge, experience, reputation or contacts are used to compete with the Company or any of its affiliates, then serious and irreparable harm would be caused to the Company or its affiliates.

      (a) Restrictions.

      (i) Employee's Resignation. Except as otherwise provided below, if Employee voluntary resigns his employment with the Company or DGCP, Employee, shall not, during the term of this Agreement and for a period of TWENTY-FOUR
(24) MONTHS thereafter, without prior written consent of the Company, directly or indirectly own, manage operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, any business or enterprise principally engaged in providing property/casualty insurance on nonstandard automobile risks or the financing of premiums thereof; provided that this restriction shall apply only with respect to the states in which the Company or its affiliates are providing any such services at the time this Agreement is terminated. During such TWENTY-FOUR (24) MONTH PERIOD, Employee shall not solicit any employee of the Company or its affiliates to leave his/her employment with the Company or such affiliate. Nothing herein shall prevent Employee's acquiring, for investment purposes, equity interests in any such business or enterprise so long as (i) no such equity interest exceeds five percent (5%) of the investee's business or enterprise's equity and (ii) Employee does not have any relationship with such investee's business or enterprise that is otherwise restricted by this paragraph.

      (ii) Termination Other Than Resignation. If Employee is terminated "for cause", "without just cause" or for any other reason other than employee's voluntary resignation, Employee shall not, during the term of this Agreement and for a period of SIX (6) MONTHS thereafter, without prior written consent of the Company, directly or indirectly own, manage operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, any business or enterprise principally engaged in providing property/casualty insurance on nonstandard automobile risks or the financing of premiums thereof; provided that this restriction shall apply only with respect to the states in which this Company or its affiliates are providing any such services at the time this Agreement is terminated. For a period of TWELVE (12) MONTHS after such termination, Employee shall not solicit any employee of the Company, including any affiliate of the Company) to leave his/her employment with the Company. Nothing herein shall prevent Employee's acquiring, for investment purposes, equity interests in any such business or enterprise so long as (i) no such equity interest exceeds five percent (5%) of the investee's business or enterprise's equity and (ii) Employee does not have any relationship with such investee's business or enterprise that is otherwise restricted by this paragraph.

            (b) Remedies For Breach. The parties hereto recognize that the services to be rendered under this Agreement by Employee are of a special and unique character; and in the event the Employee shall violate any of the restrictions set forth in this Section 18, then Company may, in any court of competent jurisdiction, obtain damages for any breach of this Agreement, enforce the specific performance hereof, or enjoin Employee from performing any prohibited act hereunder. Nothing herein contained shall be construed to prevent Company's election of any such remedy in law or in equity in the event of the breach of this Section 18 by Employee.

            (c) Judicial Modification and Severability. If any provision of
Section 18 shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event the terms of this Section 18 relating to duration, subject matter, or territory shall be declared by a court of competent jurisdiction to exceed the maximum duration, subject matter, or territory, such court deems reasonable and enforceable, then the provision(s) deemed unenforceable shall be amended to reflect the maximum duration, subject matter or territory which shall be enforceable.

      19. APPLICABLE LAW. This Agreement is subject to and not in abrogation of the applicable laws of the United States of America and shall be construed and enforced in accordance with the laws of the State of Tennessee.

      20. INDEMNITY. To the extent permitted by law and the Company's or DGCP's charter and bylaws, the Company will indemnify the Employee against any claim or liability including, but not limited to, any claim regarding the use by Company or any affiliate of the Employee's name or likeness and will hold the Employee harmless from and pay any expenses (including, without limitation, legal fees and court costs), judgments, fines, penalties, settlements and other amounts arising out of or in connection with any act or omission of the Employee performed or made in good faith on behalf of the Company or any affiliate pursuant to this Agreement. The Company or any affiliate will not be obligated to pay the Employee's legal fees and related charges of counsel during any period that the Company or an affiliate furnished, at its expense, counsel to defend the Employee; but any counsel furnished by the Company or affiliate must be reasonably satisfactory to the Employee.

      21. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, and to the affiliates of the Company, and their respective heirs, successors, assigns, and personal legal representatives.

      22. SEVERABILITY. In addition to the applicability of Section 18(c) hereof, should any other provision of this Agreement be determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision shall be amended by the parties hereto so as to make it valid, legally enforceable but keeping it as close to its original meaning as possible. The invalidity, illegality or unenforceability of any such provisions shall not affect, in any manner, the other provisions herein contained which shall remain in full force and effect.

      23. WAIVER. No failure by the Company, DGCP, or other affiliate to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available to it will constitute a waiver. No breach or default of any provision of this Agreement will be waived, altered or modified, and neither the Company nor any affiliate will waive any of its rights, except by a written instrument executed by the Company or such affiliate. No waiver of any breach or default will affect or alter any term or condition of this Agreement, and such term or condition will continue in full force and effect with respect to any other then existing or subsequent breach or default thereof.

      24. MISCELLANEOUS.

            (a) Notices. All notices under or in connection with this Agreement shall be in writing and may be delivered personally or sent by mail, courier, electronic mail, fax, or other written means of communication to the parties at their addresses set forth below, or to such other addresses and fax numbers as to which notice is given:

                (i) if to the COMPANY:

                    Direct General Corporation
                    Attention: William Adair, CEO
                    2813 Business Park Drive, Building I
                    Memphis, Tennessee 38118
                    Fax:(901) 541-3382

                    WITH COPY TO:
                    Attn: Ronald F. Wilson, General Counsel
                    Direct General Corporation
                    1281 Murfreesboro Road
                    Nashville, Tennessee 37217
                    Fax: (615) 366-3722

                (ii) if to the EMPLOYEE:

                    Kenneth A. Collom
                    1649 Harvey Road
                    Fruit Heights, Utah 84037

            Notice will be deemed given on receipt.

            (b) Headings. Section headings are for purposes of convenient reference only and will not affect the meaning or interpretation of any provision of this Agreement.

            (c) Merger Clause. This Agreement, its Exhibit(s), and the Confidentiality Agreement referred to in Section 17 hereof, constitute the entire agreement of the parties with respect to employment matters and supersedes any and all prior agreements or understandings between them, as related to Employee's employment. This Agreement is not intended to amend, and does not amend, any document referred to in it.

      25. ARBITRATION. Any dispute, controversy or claim arising between the parties hereto concerning the terms of this Agreement, other than with respect to Section 18 hereof, shall be determined by binding arbitration in accordance with the then-current rules and regulations promulgated by the American Arbitration Association.

      26. FURTHER ASSURANCES. The parties hereto shall execute such other and further documents, and take such further actions, as may be reasonably necessary in order to carry out the intentions of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and date first above written.

                                         DIRECT GENERAL CORPORATION

 /s/ Michele Anglin                      By: /s/  Tammy R. Adair
-------------------------------             ------------------------------------
Witness: Michele Anglin                  Name: Tammy R. Adair
                                         Title: Executive Vice President

                                         EMPLOYEE:

 /s/  Tracy J. Collom                    By: /s/ Kenneth A. Collom
-------------------------------              -----------------------------------
Witness: Tracy J. Collom                     KENNETH A. COLLOM

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                                   EXHIBIT "A"

                     EMPLOYEE'S DUTIES AND RESPONSIBILITIES

DUTIES AND RESPONSIBILITIES OF EXECUTIVE VICE PRESIDENT OF DIRECT GENERAL CONSUMER PRODUCTS, INC. ("DGCP"), INCLUDE, WITHOUT LIMITATION, THE FOLLOWING:

1. DEVELOPMENT AND IMPLEMENTATION OF NEW PRODUCTS. Development and implementation of New Products and Services to be offered by DGCP or any of its affiliates as directed by the Chief Executive Officer or the Board of Directors.

      a. Implementation. Implementation shall include, but is not limited to, all phases of introducing any new product or service into existing offices of DGCP or its affiliates for consumer consumption.

      b. Development. Development shall include, but is not limited to, the research and test marketing of new products, and the recommendation of such products to the CEO and Board of Directors for their approval. Employee shall be responsible for ascertaining the marketability of such new products or services to the customers and potential customers of the Company and its affiliates.

      c. Procurement from Vendors. Employee shall, if requested, participate in transaction and contract negotiations with providers or vendors of such new products or services.

      d. Regulatory Compliance. Employee will consult with the Company's legal staff and assist with all aspects of regulatory compliance for any new products and services, including licensing applications, forms approval, and negotiations with regulatory authorities.

2. ADMINISTRATIVE OVERSIGHT AND PERSONNEL MANAGEMENT. As requested by the Chief Executive Officer or as directed by the Board of Directors, assist in the on-going oversight of insurance agency operations or other operations of DGCP or its affiliates, whether such operations are related to new products or services or otherwise. Such oversight responsibilities may include the hiring, training, and development of subordinate employees, particularly as related to new products and services.

3. SYSTEMS DEVELOPMENT. As requested by the Chief Executive Officer, in consultation with the Company's programming and systems engineers and/or accounting and finance personnel, assist with the design and development of data, accounting and financial systems that will support the sale, servicing, and financial and regulatory reporting as related to new products and services.

4. SECONDARY AND DEVELOPING RESPONSIBILITIES. Although Employee's primary focus shall be related to developing and implementing new products and services, from time to time, as the business needs of the Company grow and develop, and as requested by the Chief Executive Officer or the Board of Directors, Employee, in his capacity as Executive Vice President of DGCP or an executive officer of an affiliate of DGCP, may be asked to perform other duties and responsibilities for the Company and its subsidiaries that are not currently foreseen and not specifically identified on this Exhibit A.